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                                                                      EXHIBIT 99

For information about RSA Security Inc.
Roger Fortier or Rachel Allen                         Tim Powers
McGrath/Power Public Relations                        RSA Security Inc.
(408) 727-0351                                        (781) 301-5344
rogerf@mcgpr.com or rachela@mcgpr.com                 tpowers@rsasecurity.com
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                                                           FOR IMMEDIATE RELEASE

           RSA Security Completes Acquisition of Securant Technologies


BEDFORD, MASS., SEPT. 5, 2001 - RSA Security (Nasdaq: RSAS) today announced that it has completed its previously announced acquisition of Securant Technologies, Inc., a privately held company that develops and delivers the award-winning ClearTrust(TM) authorization solution. The purchase price for the acquisition was $134.5 million in cash, plus acquisition costs. RSA Security will account for this transaction as a purchase.

As the company has previously stated, RSA Security expects this transaction to add approximately $3 to $4 million to the revenue of its core operating business in Q3, $5 to $7 million in Q4, and $35 to $40 million in 2002. The company expects that in Q3 this transaction will be dilutive to the earnings of its core operating business in the range of $0.01 to $0.03, breakeven to accretive by up to $0.02 in Q4 of 2001, and accretive by $0.05 to $0.08 cents in 2002, excluding goodwill amortization.

"Authorization plays a critical role in RSA Security's mission to enable secure e-business by helping ensure the authenticity of people, devices and transactions," said Art Coviello, president and CEO at RSA Security. "Authorization is an important part of enabling e-commerce, and a natural complement to RSA Security's current capabilities. Our RSA SecurID(R) authentication solutions help organizations ensure the identity of users. By adding the ClearTrust authorization solution, our customers can control what their users see or do once they have been authenticated. RSA BSAFE(R) encryption software helps ensure the privacy and integrity of important business information, and our RSA Keon(R) PKI solutions help them ensure the integrity of the transactions their users have been authorized to conduct."

ABOUT RSA SECURITY INC.

RSA Security Inc., the most trusted name in e-security(TM), helps organizations build secure, trusted foundations for e-business through its RSA SecurID two-factor authentication, RSA BSAFE encryption and RSA Keon digital certificate management systems. With approximately one billion RSA BSAFE-enabled applications in use worldwide, more than nine million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the online economy. RSA Security can be reached at www.rsasecurity.com.

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RSA, BSAFE, Keon and SecurID are registered trademarks, and The Most Trusted
Name in e-Security is a trademark of RSA Security Inc. All other products and services mentioned are trademarks of their respective companies.


This press release contains forward-looking statements relating to RSA Security's financial condition and growth and the anticipated success of RSA Security's acquisition of Securant. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development; technical difficulties; competitive pressures; changes in customer and market requirements and industry standards; market acceptance of new technologies; technological changes in the computer industry; RSA Security's ability to establish and maintain strategic relationships; RSA Security's failure to attract and retain key Securant employees, integrate Securant's products with RSA Security's product lines and integrate Securant's employees into RSA Security's organization; general economic conditions; and the risk factors detailed from time to time in RSA Security's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation RSA Security's Annual Report on Form 10-K filed on March 28, 2001 and Quarterly Report on Form 10-Q filed on August 14, 2001.